Exhibit 99.1
TIME WARNER CABLE REPORTS
2010 FOURTH-QUARTER AND FULL-YEAR RESULTS
Full-Year Operating Income Increased 11% and Earnings per Share Grew 19%
Record Full-Year Free Cash Flow
NEW YORK, NY, January 27, 2011 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its fourth quarter and full year ended December 31, 2010.
Time Warner Cable Chief Executive Officer Glenn Britt said: “We made great strides financially and operationally in 2010. We achieved record free cash flow and continued to deliver on our shareholder-oriented capital allocation strategy. At the same time, we enhanced our products and services, increased the sophistication of our marketing and accelerated the growth of our commercial business. We look forward to the challenges and opportunities in the new year as we strive to deliver great service and quality products to our customers.”
FINANCIAL RESULTS
Revenues for the fourth quarter of 2010 increased 5.9% from the fourth quarter of 2009 to $4.8 billion. Subscription revenues grew 4.6% year-over-year to $4.5 billion, driven by a 3.5% increase in residential subscription revenues and a 23.0% increase in commercial subscription revenues. Advertising revenues increased 33.8% to $269 million.
Full-year revenues increased 5.6% over 2009 to $18.9 billion. Subscription revenues grew 4.8% to $18.0 billion, with residential subscription revenues increasing 3.9% and commercial subscription revenues growing 21.1%. Advertising revenues increased 25.5% to $881 million.
In both the fourth quarter and full year of 2010, residential subscription revenue growth was driven by increases in high-speed data, video and voice revenues. The growth in residential high-speed data revenues was the result of growth in high-speed data subscribers and, to a lesser extent, increases in average revenues per subscriber (due to both price increases and improved subscriber mix). Residential video revenues increased as a result of increases in average revenues per subscriber (due to price increases, improved subscriber mix and increased DVR service revenues), partially offset by a decline in video subscribers. The growth in residential voice revenues was driven by an increase in Digital Phone subscribers, partially offset by a decrease in average monthly revenues per Digital Phone subscriber. Commercial subscription revenue growth was due primarily to an increase in cell tower backhaul revenues, increases in Business Class Phone and high-speed data subscribers and higher Metro Ethernet revenues. Advertising revenue growth for both the quarter and full year was driven by increases in a wide range of categories, most significantly political, automotive and media. Political advertising was $42 million in the fourth quarter of 2010 and $74 million in the full-year 2010 compared to $8 million and $20 million in the comparable periods of 2009.

(in millions; unaudited)	4th Quarter			Full Year

	2010	2009	Change	2010	2009	Change
Subscription revenues:
Video	$2,731	$2,689	1.6%	$10,995	$10,760	2.2%
High-speed data	1,280	1,158	10.5%	4,960	4,520	9.7%
Voice	521	484	7.6%	2,032	1,886	7.7%

Total subscription revenues	4,532	4,331	4.6%	17,987	17,166	4.8%
Advertising revenues	269	201	33.8%	881	702	25.5%

Total revenues	$4,801	$4,532	5.9%	$18,868	$17,868	5.6%

Fourth-quarter 2010 Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) rose 1.6% over the fourth quarter of 2009 to $1.7 billion driven by revenue growth, partially offset by an 8.5% increase in operating expenses. In particular, video programming costs grew 7.2% to $1.1 billion, employee costs were up 3.9% to $970 million, marketing expense grew 7.1% to $166 million, bad debt expense increased $9 million to $20 million and voice costs were up 5.5% to $172 million.
Full-year 2010 Adjusted OIBDA rose 5.9% over full-year 2009 to $6.9 billion. The year-over-year increase in Adjusted OIBDA was driven by revenue growth, partially offset by a 5.4% increase in operating expenses. For the full year, video programming costs grew 5.4% to $4.2 billion, employee costs were up 3.1% to $3.9 billion, marketing expense grew 11.7% to $629 million and voice costs were up 5.7% to $669 million, while bad debt expense declined by 20.3% to $114 million.
In both the fourth-quarter and full-year 2010, video programming costs increased due to contractual rate increases and incremental retransmission consent expense offset, in part, by a decline in video subscribers. Video programming costs for the full-year 2010 were reduced by approximately $25 million and video programming costs for the fourth-quarter and full-year 2009 were reduced by $10 million and $5 million, respectively, due to changes in cost estimates for programming services carried without a contract, reversals of previously accrued programming audit reserves and certain contract settlements. Employee costs increased primarily as a result of higher headcount and compensation and fourth-quarter executive severance costs offset, in part, by a decrease in pension expense. Voice costs increased due to subscriber growth. The fourth-quarter increase in bad debt expense was primarily related to a favorable adjustment recorded in the fourth quarter of 2009 to reflect the quality of residential receivables as of the end of 2009. The full-year 2010 decrease in bad debt expense reflects improvements in collection efforts, partially offset by the favorable adjustment in the fourth quarter of 2009.
Fourth-quarter 2010 Operating Income was up 11.6% over the fourth quarter of 2009 to $994 million driven by higher Adjusted OIBDA and lower amortization and depreciation expense. Full-year 2010 Operating Income increased 11.2% over the full-year 2009 to $3.7 billion due to higher Adjusted OIBDA and a decrease in amortization expense, offset partly by an increase in depreciation expense.

(in millions; unaudited)	4th Quarter			Full Year

	2010	2009	Change	2010	2009	Change
Adjusted OIBDA(a)	$1,738	$1,710	1.6%	$6,875	$6,492	5.9%
Adjusted OIBDA margin(b)	36.2%	37.7%		36.4%	36.3%
Separation-related “make-up” equity award costs	—	(3)	(100.0%)	(5)	(9)	(44.4%)
Restructuring costs	(8)	(17)	(52.9%)	(52)	(81)	(35.8%)
Loss on sale of cable systems	—	(2)	(100.0%)	—	—	NM

OIBDA(a)	1,730	1,688	2.5%	6,818	6,402	6.5%
Depreciation	(724)	(731)	(1.0%)	(2,961)	(2,836)	4.4%
Amortization	(12)	(66)	(81.8%)	(168)	(249)	(32.5%)

Operating Income	$994	$891	11.6%	$3,689	$3,317	11.2%

NM - Not meaningful.
(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenues.
Fourth-quarter 2010 Net Income Attributable to TWC Shareholders was $392 million, or $1.10 per basic common share and $1.09 per diluted common share, compared to $322 million, or $0.91 per basic and diluted common share, in the prior year quarter. Full-year 2010 Net Income Attributable to TWC Shareholders was $1.3 billion, or $3.67 per basic common share and $3.64 per diluted common share, an increase from $1.1 billion, or $3.07 per basic common share and $3.05 per diluted common share, in the prior year.

(in millions, except per share data;
unaudited)	4th Quarter			Full Year

	2010	2009	Change	2010	2009	Change
Net income attributable to TWC shareholders	$392	$322	21.7%	$1,308	$1,070	22.2%
Net income per common share attributable to TWC common shareholders:
Basic	$1.10	$0.91	20.9%	$3.67	$3.07	19.5%
Diluted	$1.09	$0.91	19.8%	$3.64	$3.05	19.3%

Refer to Note 1 to the accompanying consolidated financial statements for certain items affecting the comparability of net income attributable to TWC shareholders.
Adjusted OIBDA less Capital Expenditures for the full year of 2010 totaled $3.9 billion, a 21.0% increase over the full year of 2009, due to higher Adjusted OIBDA and lower capital expenditures. Capital Expenditures were $2.9 billion in 2010, a 9.3% decrease from 2009, largely reflecting lower residential capital spending, partly offset by higher commercial capital spending. The decline in residential capital spending was primarily attributable to lower spending on customer premise equipment, support capital and scalable infrastructure. The increase in commercial capital spending was primarily related to higher spending on line extensions, customer premise equipment and scalable infrastructure.

(in millions; unaudited)	4th Quarter			Full Year

	2010	2009	Change	2010	2009	Change
Adjusted OIBDA(a)	$1,738	$1,710	1.6%	$6,875	$6,492	5.9%
Capital Expenditures	(782)	(944)	(17.2%)	(2,930)	(3,231)	(9.3%)

Adjusted OIBDA less Capital Expenditures(a)	$956	$766	24.8%	$3,945	$3,261	21.0%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures.
Free Cash Flow for the full year 2010 increased 19.1% to $2.3 billion from $1.9 billion in 2009, due to an increase in Adjusted OIBDA and decreases in capital expenditures, pension plan contributions and working capital requirements, offset partly by higher cash tax and interest payments. Cash Provided by Operating Activities for the full-year 2010 was $5.2 billion, a 0.8% increase from the full year 2009. This increase was related primarily to higher Adjusted OIBDA and lower pension plan contributions and working capital requirements, largely offset by increases in cash tax and interest payments.

(in millions; unaudited)	4th Quarter			Full Year

	2010	2009	Change	2010	2009	Change
Cash provided by operating activities	$1,444	$1,374	5.1%	$5,218	$5,179	0.8%
Add: Excess tax benefit from exercise of stock options	4	—	NM	19	—	NM
Less:
Capital expenditures	(782)	(944)	(17.2%)	(2,930)	(3,231)	(9.3%)
Cash paid for other intangible assets	—	(8)	(100.0%)	(21)	(25)	(16.0%)
Other	(1)	(1)	—	(2)	(6)	(66.7%)

Free Cash Flow(a)	$665	$421	58.0%	$2,284	$1,917	19.1%

NM — Not meaningful.
(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Free Cash Flow.
Net Debt and Mandatorily Redeemable Preferred Equity totaled $20.4 billion as of December 31, 2010, down $1.2 billion since December 31, 2009. The decline in net debt and preferred equity was driven by Free Cash Flow and the proceeds from the exercise of stock options offset, in part, by cash dividend payments, share repurchases and the increase in the fair value of debt subject to interest rate swap contracts (which was equal to the increase in the fair value of the underlying swaps that are separately recorded as assets in the accompanying consolidated balance sheet).

(in millions; unaudited)	12/31/10	12/31/09
Long-term debt	$23,121	$22,331
Debt due within one year	—	—

Total debt	23,121	22,331
Cash and equivalents	(3,047)	(1,048)

Net debt(a)	20,074	21,283
Mandatorily redeemable preferred equity	300	300

Net debt and mandatorily redeemable preferred equity	$20,374	$21,583

(a)	Net debt is defined as total debt less cash and equivalents.

RETURN OF CAPITAL
During the fourth quarter and full year of 2010, Time Warner Cable repurchased 8.0 million shares of its common stock for $515 million, including approximately 0.6 million shares repurchased for $43 million that settled in January 2011. As of December 31, 2010, approximately $3.5 billion remained under the Company’s share repurchase authorization. Time Warner Cable also paid regular dividends of $144 million in the fourth quarter and $576 million for the full year of 2010.
SUBSCRIBER METRICS
In the fourth quarter, high-speed data subscriber net additions were 94,000 and Digital Phone subscriber net additions were 72,000, while video subscriber net declines were 141,000, resulting in Primary Service Unit (“PSU”) net additions of 25,000 for the quarter and 344,000 for the full-year. Triple play subscriber net additions were 72,000 in the fourth quarter, and double and triple play subscribers totaled 8.5 million, or 59.0% of total customer relationships, as of December 31, 2010.

(in thousands)		Net
		Additions
	9/30/10	(Declines)	12/31/10
Residential video subscribers(a)	12,386	(141)	12,257
Commercial video subscribers	165	—	165
Residential high-speed data subscribers	9,386	83	9,469
Commercial high-speed data subscribers(a)	324	11	334
Residential Digital Phone subscribers	4,324	61	4,385
Commercial Digital Phone subscribers(a)	102	11	111

Primary service units(a)	26,687	25	26,721

Single play subscribers(a)	5,862	(111)	5,950
Double play subscribers(a)	4,904	(39)	4,866
Triple play subscribers(a)	3,672	72	3,680

Customer relationships(a)	14,438	(78)	14,496

Refer to the Trending Schedules posted on the Company’s website at www.timewarnercable.com/investors for definitions related to the Company’s subscriber metrics.
(a)	During the three months ended December 31, 2010, the Company recorded adjustments that (a) increased certain subscriber numbers, as follows: residential video subscribers, 12,000; primary service units, 9,000; single play subscribers, 199,000; double play subscribers, 1,000; and customer relationships, 136,000; and (b) reduced certain subscriber numbers, as follows: commercial high-speed data subscribers, 1,000; commercial Digital Phone subscribers, 2,000; and triple play subscribers, 64,000. These adjustments are reflected in the Company’s subscriber numbers as of December 31, 2010; however, they are not reflected in net additions (declines) for the fourth quarter of 2010.
Non-GAAP Financial Measures
The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Operating Income (Loss) before Depreciation and Amortization, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow. Refer to Note 2 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.
About Time Warner Cable
Time Warner Cable is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas — New York State (including New York City), the Carolinas, Ohio, Southern California (including Los Angeles) and Texas. Time Warner Cable serves more than 14 million customers who subscribe to one or more of its video, high-speed data and voice services. Time Warner Cable Business Class offers a suite of phone, Internet, Ethernet and cable television services to businesses of all sizes. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions that are targeted and affordable. More information about the services of Time Warner Cable is available at www.timewarnercable.com, www.twcbc.com and www.twcmedia.com.
Additional details on financial and subscriber metrics are included in the Trending Schedules posted on the Company’s Investor Relations website at www.timewarnercable.com/investors.
Information on Conference Call
Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, January 27, 2011. To listen to the call, visit www.timewarnercable.com/investors.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Alex Dudley (212) 364-8229	Tom Robey (212) 364-8218
Justin Venech (212) 364-8242	Laraine Mancini (212) 364-8202
# # #

TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	December 31,

	2010	2009

	(in millions)
ASSETS
Current assets:
Cash and equivalents	$3,047	$1,048
Receivables, less allowances of $74 million as of December 31, 2010 and 2009	718	663
Deferred income tax assets	150	139
Other current assets	425	252

Total current assets	4,340	2,102
Investments	866	975
Property, plant and equipment, net	13,873	13,919
Intangible assets subject to amortization, net	132	274
Intangible assets not subject to amortization	24,091	24,092
Goodwill	2,091	2,111
Other assets	429	221

Total assets	$45,822	$43,694

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$529	$478
Deferred revenue and subscriber-related liabilities	163	170
Accrued programming expense	765	738
Other current liabilities	1,629	1,572

Total current liabilities	3,086	2,958
Long-term debt	23,121	22,331
Mandatorily redeemable preferred equity issued by a subsidiary	300	300
Deferred income tax liabilities, net	9,637	8,957
Other liabilities	461	459
TWC shareholders’ equity:
Common stock, $0.01 par value, 348.3 million and 352.5 million shares issued and outstanding as of December 31, 2010 and 2009, respectively	3	4
Additional paid-in capital	9,444	9,813
Retained earnings (accumulated deficit)	54	(813)
Accumulated other comprehensive loss, net	(291)	(319)

Total TWC shareholders’ equity	9,210	8,685
Noncontrolling interests	7	4

Total equity	9,217	8,689

Total liabilities and equity	$45,822	$43,694

See accompanying notes.
Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2010	2009	2010	2009

	(in millions, except per share data)
Revenues:
Subscription:
Video	$2,731	$2,689	$10,995	$10,760
High-speed data	1,280	1,158	4,960	4,520
Voice	521	484	2,032	1,886

Total Subscription	4,532	4,331	17,987	17,166
Advertising	269	201	881	702

Total revenues	4,801	4,532	18,868	17,868
Costs and expenses:
Costs of revenues(a)	2,284	2,132	8,941	8,555
Selling, general and administrative(a)	779	693	3,057	2,830
Depreciation	724	731	2,961	2,836
Amortization	12	66	168	249
Restructuring costs	8	17	52	81
Loss on sale of cable systems	—	2	—	—

Total costs and expenses	3,807	3,641	15,179	14,551

Operating Income	994	891	3,689	3,317
Interest expense, net	(360)	(345)	(1,394)	(1,319)
Other expense, net	(41)	(3)	(99)	(86)

Income before income taxes	593	543	2,196	1,912
Income tax provision	(200)	(220)	(883)	(820)

Net income	393	323	1,313	1,092
Less: Net income attributable to noncontrolling interests	(1)	(1)	(5)	(22)

Net income attributable to TWC shareholders	$392	$322	$1,308	$1,070

Net income per common share attributable to TWC common shareholders:
Basic	$1.10	$0.91	$3.67	$3.07

Diluted	$1.09	$0.91	$3.64	$3.05

Average common shares outstanding:
Basic	353.7	352.5	354.2	349.0

Diluted	359.9	355.6	359.5	350.9

Cash dividends declared per share	$0.40	$—	$1.60	$—

Special cash dividend declared and paid per share	$—	$—	$—	$30.81

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
See accompanying notes.
Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Year Ended
	December 31,

	2010	2009

	(in millions)
OPERATING ACTIVITIES
Net income	$1,313	$1,092
Adjustments for noncash and nonoperating items:
Depreciation	2,961	2,836
Amortization	168	249
Pretax gain on asset sales	—	(12)
Loss from equity investments, net of cash distributions	132	64
Deferred income taxes	687	676
Equity-based compensation	109	97
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	(50)	2
Accounts payable and other liabilities	(177)	161
Other changes	75	14

Cash provided by operating activities	5,218	5,179

INVESTING ACTIVITIES
Acquisitions and investments, net of cash acquired and distributions received	48	(88)
Capital expenditures	(2,930)	(3,231)
Other investing activities	10	12

Cash used by investing activities	(2,872)	(3,307)

FINANCING ACTIVITIES
Borrowings (repayments), net(a)	(1,261)	1,261
Borrowings(b)	1,872	12,037
Repayments(b)	(8)	(8,677)
Debt issuance costs	(25)	(34)
Proceeds from exercise of stock options	113	4
Dividends paid	(576)	—
Repurchases of common stock	(472)	—
Payment of special cash dividend	—	(10,856)
Other financing activities	10	(8)

Cash used by financing activities	(347)	(6,273)

Increase (decrease) in cash and equivalents	1,999	(4,401)
Cash and equivalents at beginning of period	1,048	5,449

Cash and equivalents at end of period	$3,047	$1,048

(a)	Borrowings (repayments), net, reflects borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings.

(b)	Amounts represent borrowings and repayments related to debt instruments with original maturities greater than three months.
See accompanying notes.
Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1.	ITEMS AFFECTING COMPARABILITY
     The following items affected the comparability of net income attributable to TWC shareholders for the year ended December 31, 2010 and 2009:

(in millions, except per share data)	4th Quarter		Full Year

	2010	2009	2010	2009

Restructuring costs	$(8)	$(17)	$(52)	$(81)
Equity award reimbursement obligation to Time Warner(a)	—	(8)	5	(21)
Separation-related “make-up” equity award costs(b)	—	(3)	(5)	(9)
Amortization adjustment(c)	—	—	—	13
Separation-related costs(d)	—	—	—	(41)
Investment gains(e)	—	12	—	15
Loss on sale of cable systems	—	(2)	—	—
Investment in The Reserve Fund’s Primary Fund	—	5	1	(5)

Pretax impact	(8)	(13)	(51)	(129)
Income tax impact of the above items	3	7	20	46
Income tax impact of expired Time Warner stock options(f)	—	—	(68)	—
Decrease in deferred tax asset valuation allowance(g)	—	—	29	—
Income tax impact of certain state tax law changes in California	40	—	40	(38)
Portion of above items impacting income attributable to noncontrolling interests	—	—	—	1

After-tax impact	$35	$(6)	$(30)	$(120)

Impact per basic common share	$0.10	$(0.02)	$(0.08)	$(0.34)

Impact per diluted common share	$0.10	$(0.02)	$(0.08)	$(0.34)

(a)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), Time Warner Cable Inc. (“TWC” or the “Company”) is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise or vesting of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value of the underlying equity awards and is recorded in earnings in the period of change.

(b)	As a result of the Company’s separation (the “Separation”) from Time Warner, pursuant to their terms, Time Warner equity awards held by TWC employees were forfeited and/or experienced a reduction in value as of the date of the Separation. Amounts represent costs associated with TWC stock options and restricted stock units granted to TWC employees during the second quarter of 2009 to offset these forfeitures and/or reduced values.

(c)	Amount represents adjustments to reduce excess amortization recorded in prior years.

(d)	Amount consists of direct transaction costs (e.g., legal and professional fees) and debt issuance costs ($28 million and $13 million, respectively, for the year ended December 31, 2009).

(e)	Amounts primarily consist of a $12 million gain due to a post-closing adjustment associated with the 2007 dissolution of Texas and Kansas City Cable Partners, L.P.

(f)	As a result of the Separation on March 12, 2009, TWC employees who held stock options under Time Warner equity plans were treated as if their employment with Time Warner had been terminated without cause at the time of the Separation. In most cases, this treatment resulted in shortened exercise periods, generally one year from the date of Separation, for vested Time Warner stock options held by TWC employees. During 2010, TWC recorded a net noncash charge of $68 million related to the reversal of previously recognized deferred income tax benefits primarily as a result of the expiration, on March 12, 2010, of these Time Warner stock options.
(g)	Amount represents adjustments to the Company’s valuation allowance for deferred tax assets associated with an equity-method investment.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)
2.	USE OF NON-GAAP FINANCIAL MEASURES
     In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which the Company defines as follows:
•	OIBDA (Operating Income (Loss) before Depreciation and Amortization) means Operating Income (Loss) before depreciation of tangible assets and amortization of intangible assets.

•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Separation.

•	Adjusted OIBDA less Capital Expenditures means Adjusted OIBDA minus capital expenditures.

•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus any excess tax benefits from the exercise of stock options, less (i) capital expenditures, (ii) cash paid for other intangible assets, (iii) partnership distributions to third parties and (iv) principal payments on capital leases.
     Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (1) considerable amounts of noncash depreciation and amortization and (2) items not within the control of the Company’s operations managers (such as net income (loss) attributable to noncontrolling interests, income tax benefit (provision), other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less Capital Expenditures also allows management to evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Management believes that Free Cash Flow is an important indicator of the Company’s liquidity after the payment of cash taxes, interest and other cash items, including its ability to reduce net debt, pay dividends, repurchase common stock and make strategic investments. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.
     These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenues. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which reflect capital expenditure decisions, and net income (loss) attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income (loss) attributable to TWC shareholders, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the share of OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures attributable to noncontrolling interests, the results of the Company’s equity investments and other non-operational income or expense. Management compensates for these limitations by using other analytics such as a review of net income (loss) attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.
     These measures should be considered in addition to, not as substitutes for, the Company’s Operating Income (Loss), net income (loss) attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.